Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES
THIRD QUARTER FISCAL 2013 SALES RESULTS

FOOTHILL RANCH, CA, November 7, 2013 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, today reported net sales of $127.7 million and a comparable store sales increase of 0.8% for the 13-week period ended November 2, 2013.

Fiscal Third Quarter 2013

	Net Sales		Comparable Store Sales % Change
	$ in Millions	% Change From Last Year	This Year	Last Year
Wet Seal	$114.9	(2.6)%	1.7%	(13.5)%
Arden B	12.8	(27.5)%	(6.7)%	(13.8)%
Total	$127.7	(5.8)%	0.8%	(13.5)%

“We were able to deliver positive comp store sales and significantly improved merchandise margins versus a year ago despite the extremely tough retail environment,” stated John D. Goodman, Chief Executive Officer. “As we prepare for the upcoming holiday season, we are maintaining an appropriate mix of regular and promotional pricing and remaining sharply focused on inventory management. At quarter-end, inventory dollars per square foot were down approximately 3% versus the prior year at Wet Seal and approximately 20% versus the prior year at Arden B. We are also continuing to exercise strict control over costs, resulting in a decrease in SG&A expenses versus the prior year period.

“We believe the business is positioned to react quickly to potential improvement in mall traffic and overall macro trends. Additionally, we recently completed the re-platform of our Wet Seal and Arden B web sites, which we believe will substantially improve the customer shopping experience and help drive e-commerce growth.”

E-commerce sales, which are not a component of comparable store sales, declined approximately 19% for the period compared to an increase of 8.7% in the third quarter of fiscal 2012. Through more disciplined management of promotional pricing, the Company generated an improved e-commerce merchandise margin rate versus the same quarter of last year. However, the focus on transitioning to a new Demandware e-commerce platform during the quarter impacted sales results. The re-platform was completed in late October and is now enabling customers to execute transactions more efficiently from their mobile devices.

Mr. Goodman further commented, “We are on track to complete the opening of 20 Wet Seal outlet center stores this year, having opened 8 locations during the third quarter, and with 12 additional locations opening in the next three weeks. The new stores will enable us to increase our penetration in outlet centers, which carry high productivity levels and generate strong returns.”

Third Quarter Financial Guidance
The Company expects to report third quarter 2013 loss per diluted share of approximately $0.12 before non-cash asset impairments, which is in line with previously announced guidance for a loss per diluted share in the range of $0.10 to $0.12.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of November 2, 2013, the Company operated a total of 530 stores in 47 states and Puerto Rico, including 471 Wet Seal stores and 59 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's estimated fiscal 2013 third quarter financial guidance, estimated quarter-end inventory levels, upcoming new store openings and the expected performance of Wet Seal outlet center stores, as well as the intent, beliefs, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.